Exhibit 21.1

Subsidiaries of Seagen Inc.

Name	Jurisdiction of Incorporation
East Coast Ventures, Inc.	Delaware
Seagen Australia Pty Limited	Australia
Seagen Austria GmbH	Austria
Seagen B.V.	Netherlands
Seagen Canada Inc.	Canada
Seagen Denmark ApS	Denmark
Seagen France SAS	France
Seagen Germany GmbH	Germany
Seagen International GmbH	Switzerland
SeaGen International Holdings, LLC	Delaware
SeaGen Ireland Limited	Ireland
Seagen Italy S.r.l.	Italy
Seagen Spain, S.L.	Spain
Seagen Sweden AB	Sweden
Seagen U.K. Ltd.	England and Wales
Seagen U.S. Inc.	Delaware
SeaGen US Holdings, LLC	Delaware